Exhibit 99.1

VITAMIN SHOPPE, INC.
300 Harmon Meadow Blvd
Secaucus, NJ 07094
(201)868-5959	NEWS
www.vitaminshoppe.com	RELEASE

Vitamin Shoppe, Inc. Announces Fourth Quarter and

Full Year 2015 Results

Fourth Quarter 2015 Highlights:

•	Total revenue increased 1.2%

•	Total comparable sales were (0.3)%

•	GAAP fully diluted earnings per share of $0.22, and adjusted fully diluted earnings per share of $0.39

•	Issued $144 million of convertible notes

•	Re-purchased $108 million worth of its common shares

SECAUCUS, N.J., February 23, 2016 — Vitamin Shoppe, Inc. (NYSE: VSI), a multi-channel specialty retailer and manufacturer of nutritional products, today announced preliminary results for the three and 12 months ended December 26, 2015. Total net sales in the fourth quarter increased 1.2% to $293.5 million compared to $290.1 million in the same period of the prior year. Reported fully-diluted earnings per share in fourth quarter 2015 were $0.22, compared with $0.38 in fourth quarter 2014. Results in fourth quarter 2015 include approximately $7.4 million, or $0.17 per diluted share, of certain costs primarily related to strategic initiatives. Excluding these items in both periods, adjusted EPS was $0.39 and $0.41, in fourth quarter 2015 and fourth quarter 2014, respectively. The items affecting comparability of results are detailed and reconciled in Table 4 at the end of this news release.

Commenting on the quarter’s results, Colin Watts, Chief Executive Officer of the Company stated, “Results in the quarter were mixed. We are disappointed with top line performance as industry headwinds and lack of new product innovation impacted comparable sales which, in turn, did not meet our expectations. There were also some good results in the quarter including; improvement in e-commerce sales, private brand penetration and continued progress with product margins and cost controls. In addition, we finalized the development of the company’s strategic plan which we will begin implementing in 2016.”

“Reflecting our commitment to creating shareholder value, we re-purchased over four million shares of our common stock during 2015 and plan to repurchase another 3% to 4% shares outstanding during the current year,” concluded Mr. Watts.

Fourth Quarter 2015 Results

The total sales increase of 1.2% in the quarter was primarily driven by growth from e-commerce of 3.9%. Retail store comparable sales declined 0.9%, and manufacturing third party sales decreased 13.4%. The company opened 11 stores in the quarter and closed one.

Cost of goods sold, which includes product, distribution, manufacturing and store occupancy costs, increased $6.7 million, or 3.4%, to $202.2 million for the three months ended December 26, 2015, compared with $195.5 million for the three months ended December 27, 2014.

Gross profit declined $3.3 million, or 3.5%, to $91.3 million in fourth quarter 2015, compared with $94.6 million for fourth quarter 2014. Gross profit as a percentage of net sales was 31.1% in fourth quarter 2015, compared to 32.6% in 2014. Excluding the impact of certain items as detailed in Table 4, gross margin in fourth quarter 2015 was down approximately 70 basis points due to lower margins at Nutri-Force, occupancy deleverage and timing of vendor incentives.

Selling, general and administrative expenses (SG&A), including operating payroll and related benefits, advertising expense and depreciation and amortization increased $5.3 million, or 7.1%, to $80.2 million for the quarter ended December 26, 2015, compared with $74.9 million for the quarter ended December 27, 2014. SG&A includes approximately $2.9 million of professional fees related to development of the company’s strategic plan (“reinvention”) and management realignment costs. Separately, there was $1.9 million related to certain strategic initiatives, including the planned closure of the Canadian stores and the Super Supplements distribution center. SG&A for fourth quarter 2014 included acquisition and integration related expenses of approximately $1.4 million. Excluding these items for both periods, SG&A as a percent of revenue was 25.7% in fourth quarter 2015 and 25.3% in fourth quarter 2014. This increase in SG&A rate was mainly driven by higher store payroll and benefits and depreciation & amortization partially offset by a reduction in corporate costs. For further information on adjustments see Table 4 at the end of this release.

Income from operations in fourth quarter 2015 of $11.1 million compared to $19.7 million in the same period of the prior year. As a percentage of net sales, income from operations was 3.8% for fourth quarter 2015 compared with 6.8% for fourth quarter 2014. Adjusted for the items noted in the preceding two paragraphs, income from operations as a percentage of sales was 6.3% in fourth quarter 2015 and 7.3% in fourth quarter 2014. See Table 4.

Net income was $6.1 million for fourth quarter 2015 compared to $11.6 million in the same period of the prior year. Reported earnings per diluted share were $0.22 in fourth quarter 2015 compared with $0.38 in fourth quarter 2014. EPS, on an adjusted basis (for the items described in Table 4) was $0.39 for fourth quarter 2015 and $0.41 for fourth quarter 2014.

Financing Activities

On December 9, 2015 the Vitamin Shoppe completed an offering of an aggregate $143.8 million of 2.25% Convertible Senior Notes due 2020. The Company used part of the proceeds from the notes and proceeds from sale of warrants, to repurchase $52 million worth of its common stock from purchasers of the convertible notes and repurchase $50 million of additional shares under an accelerated share repurchase program, to fund the cost of the convertible note hedge transactions and to pay fees and expenses.

In connection with this financing, the board of directors also authorized another $100 million share repurchase program resulting in an aggregate total of $300 million share repurchase authorizations, of which $96.1 million remained as of December 26, 2015.

Balance Sheet and Cash Flow

Cash and equivalents at December 26, 2015 were $15.1 million. At quarter end, the Company had $8.0 million drawn on the revolving line of credit and convertible notes of $115.4 million.

Capital expenditures were $9.2 million in the quarter. Funds were primarily expended on IT investments, new stores and supply chain.

During the quarter the Company repurchased 3.3 million shares of its common stock for a total purchase price of $108.2 million.

Full Year 2015 Highlights

•	Opened 50 stores

•	Total revenue increased 4.4%

•	Total comparable sales were flat

•	Fully diluted GAAP earnings per share of $1.82, or $2.11 per share excluding certain costs. This compares with earnings per share of $2.00 or an adjusted $2.20 per share, in 2014. See Table 5.

•	Repurchased 4.3 million common shares for a total of $146.1 million.

2016 Outlook

Management expects the following for 2016 on a 53-week basis:

•	Total comparable sales growth expected to be flat to positive low single digits

•	Approximately 30 new stores

•	Earnings per diluted share in the range of $2.25 to $2.45 for the full-year of 2016. This excludes the impact of certain costs associated with the company’s strategic initiatives.

•	To repurchase approximately 3% to 4% of outstanding shares during 2016 part of the Company’s previously announced share buyback program.

•	Capital expenditures of approximately $40 million

Non-GAAP Financial Measures

Adjusted information is non-GAAP financial information provided to enhance the reader’s overall understanding of the Company’s performance and related trends. The Company provides a reconciliation of adjusted financial information to the GAAP financial results in Tables 4 and 5 titled “Supplemental Operating Data”.

Webcast

Management will host a conference call to discuss the fourth quarter 2015 results at 8:30 a.m. Eastern Time (ET) today. Interested investors and other parties may listen to the simultaneous webcast of the conference call by logging onto the Investor Relations section of the Company’s website at www.vitaminshoppe.com. A telephonic replay will be available beginning at 11:30 a.m. ET on February 23, 2016 and can be accessed by dialing 1-877-870-5176 or 1-858-384-5517 for international callers. The passcode for the replay is 7517748. The telephonic replay will be available until 11:59 p.m. ET on March 1, 2016. The webcast will also be archived on the company’s website at www.vitaminshoppe.com in the investor relations section.

About the Vitamin Shoppe, Inc. (NYSE:VSI)

Vitamin Shoppe is a multi-channel specialty retailer and contract manufacturer of nutritional products based in Secaucus, New Jersey. In its stores and on its websites, the Company carries a comprehensive retail assortment including, vitamins, minerals, specialty supplements, herbs, sports nutrition, homeopathic remedies, green living products, and beauty aids. In addition to offering products from approximately 800 national brands, the Vitamin Shoppe also carries products under The Vitamin Shoppe®, BodyTech®, True Athlete®, MyTrition®, plnt®, ProBioCareTM, Next Step®, BetancourtNutritionTM, and Nutri-Force®Sports brands. The Vitamin Shoppe conducts business through more than 750 company-operated retail stores under The

Vitamin Shoppe and Super Supplements retail banners, and primarily through its website. Follow the Vitamin Shoppe on Facebook at http://www.facebook.com/THEVITAMINSHOPPE and on Twitter at http://twitter.com/VitaminShoppe.

Forward Looking Statements

This press release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including without limitation, statements under the caption “2016 Outlook”, statements regarding future financial results and performance, share repurchases, future business prospects, revenue, new stores, product offerings, integration of acquisitions, working capital, liquidity, capital expenditures, capital needs and interest costs, industry based factors, including the level of competition in the vitamin, mineral and supplement industry, continued demand from the primary markets the Company serves, consumer perception of the Company’s products, the availability of raw materials, as well as economic conditions generally and factors more specific to the Company such as compliance with manufacturing regulations, certifications and practices and restrictions imposed by the Company’s revolving credit facility, including financial covenants and limitations on the Company’s ability to incur additional indebtedness and the Company’s future capital requirements, and other risks, uncertainties and factors set forth under Item 1A., entitled “Risk Factors”, in the Company’s Annual Report on Form 10-K for the fiscal year ended December 27, 2014 and in the Company’s other reports and documents filed with the SEC. These forward-looking statements can be identified by the use of words such as “outlook”, “believes”, “expects”, “potential”, “continues”, “may”, “will”, “should”, “seeks”, “predicts”, “intends”, “plans”, “estimates”, “anticipates”, “target”, “could” or the negative version of these words or other comparable words. These statements are subject to various risks and uncertainties, many of which are outside the Company’s control, including, among others the strength of the economy, changes in the overall level of consumer spending, the performance of the Company’s products within the prevailing retail environment, trade restrictions, availability of suitable store locations at appropriate terms, the availability of raw material and other specific factors discussed herein and in other Company SEC filings (including reports on Forms 10-K and 10-Q filed with the SEC). The Company believes that all forward-looking statements are based on reasonable assumptions when made; however, it is impossible to predict actual results or outcomes or the effects of risks, uncertainties or other factors on anticipated results or outcomes with certainty and that, accordingly, one should not place undue reliance on these statements. Forward-looking statements speak only as of the date when made and the Company undertakes no obligation to update these statements in light of subsequent events or developments. Actual results may differ materially from anticipated results or outcomes discussed in any forward-looking statement.

Investor and Analyst Contact	Media Contact
Kathleen Heaney	Meghan Biango
646-912-3844	201-552-6017
ir@vitaminshoppe.com	meghan.biango@vitaminshoppe.com

TABLE 1

VITAMIN SHOPPE, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Fiscal Year Ended
	December 26,	December 27,	December 26,	December 27,
	2015	2014	2015	2014

Net sales	$293,490	$290,082	$1,266,549	$1,213,046
Cost of goods sold	202,193	195,493	847,634	808,787

Gross profit	91,297	94,589	418,915	404,259
Selling, general and administrative expenses	80,180	74,895	329,922	301,603

Income from operations	11,117	19,694	88,993	102,656
Interest expense, net	590	170	1,105	495

Income before provision for income taxes	10,527	19,524	87,888	102,161
Provision for income taxes	4,395	7,915	34,717	40,920

Net income	$6,132	$11,609	$53,171	$61,241

Weighted average common shares outstanding
Basic	28,102,790	29,973,331	28,954,804	30,239,183
Diluted	28,300,462	30,352,856	29,203,429	30,664,105
Net income per common share
Basic	$0.22	$0.39	$1.84	$2.03
Diluted	$0.22	$0.38	$1.82	$2.00

TABLE 2

VITAMIN SHOPPE, INC. AND SUBSIDIARY

SEGMENT DATA, KEY PERFORMANCE INDICATORS AND STORE INFO

($ in thousands)

(Unaudited)

	Three Months Ended		Fiscal Year Ended
	December 26,	December 27,	December 26,	December 27,
	2015	2014	2015	2014
Net sales:
Retail	$244,727	$239,676	$1,081,123	$1,042,054
Direct	32,381	31,496	128,825	130,644
Manufacturing	23,974	23,155	91,159	48,102

Segment net sales	301,082	294,327	1,301,107	1,220,800
Elimination of intersegment revenues	(7,592)	(4,245)	(34,558)	(7,754)

Net sales	$293,490	$290,082	$1,266,549	$1,213,046

Income from operations:
Retail	$37,036	$40,509	$192,598	$194,864
Direct	4,928	5,039	20,904	22,755
Manufacturing	(544)	1,182	(1,977)	(1,830)
Corporate costs	(30,303)	(27,036)	(122,532)	(113,133)

Income from operations	$11,117	$19,694	$88,993	$102,656

(Decrease) Increase in total comparable net sales	(0.3)%	2.1%	0.0%	3.7%
(Decrease) Increase in comparable store net sales	(0.9)%	1.7%	0.1%	2.8%
Increase (Decrease) in e-commerce comparable net sales	3.9%	5.5%	(0.6)%	11.2%

Gross profit as a percent of net sales	31.1%	32.6%	33.1%	33.3%
Income from operations as a percent of net sales	3.8%	6.8%	7.0%	8.5%

Capital Expenditures	$9,231	$12,156	$39,403	$42,957
Depreciation and Amortization	$10,038	$9,159	$38,495	$34,219

Store Data:
Stores open at beginning of period	748	701	717	659
Stores opened	11	17	50	61
Stores closed	(1)	(1)	(9)	(3)

Stores open at end of period	758	717	758	717

Total retail square footage at end of period (in thous)	2,662	2,568	2,662	2,568

TABLE 3

VITAMIN SHOPPE, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

(Unaudited)

	December 26, 2015	December 27, 2014
ASSETS

Current assets:
Cash and cash equivalents	$15,104	$12,166
Accounts receivable, net of allowance of $897 and $1,883 in 2015 and 2014, respectively	7,437	10,376
Inventories	226,830	187,027
Prepaid expenses and other current assets	25,194	29,580
Deferred income taxes	—	7,449

Total current assets	274,565	246,598
Property and equipment, net	140,158	140,596
Goodwill	243,269	243,269
Other intangibles, net	87,270	89,025
Other long-term assets	3,429	2,903

Total assets	$748,691	$722,391

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Revolving credit facility	$8,000	$8,000
Accounts payable	41,217	37,396
Deferred sales	20,483	22,499
Accrued expenses and other current liabilities	47,776	53,321

Total current liabilities	117,476	121,216
Convertible notes, net	115,410	—
Deferred income taxes	—	9,151
Deferred rent	39,889	39,388
Other long-term liabilities	615	702

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.01 par value; 250,000,000 shares authorized and no shares issued and outstanding at December 26, 2015 and December 27, 2014	—	—
Common stock, $0.01 par value; 400,000,000 shares authorized, 25,993,715 shares issued and 25,873,581 shares outstanding at December 26, 2015, and 30,106,337 shares issued and 30,048,881 shares outstanding at December 27, 2014	260	301
Additional paid-in capital	139,827	267,083
Treasury stock, at cost; 120,134 shares at December 26, 2015 and 57,456 shares at December 27, 2014	(5,225)	(2,695)
Accumulated other comprehensive loss	(60)	(83)
Retained earnings	340,499	287,328

Total stockholders’ equity	475,301	551,934

Total liabilities and stockholders’ equity	$748,691	$722,391

TABLE 4

VITAMIN SHOPPE, INC. AND SUBSIDIARY

SUPPLEMENTAL OPERATING DATA

(Unaudited)

Amounts in millions except per share data (Figures may not sum due to rounding)
	Gross Profit	SG&A	Operating Income	Net Income	Diluted EPS
Three months ended December 26, 2015:
As Reported	$91.3	$80.2	$11.1	$6.1	$0.22
Management Realignment Charges (1)	—	(1.2)	1.2	0.8	0.03
Reinvention Costs (2)	—	(1.7)	1.7	1.1	0.04
Integration Costs (3)	—	(0.5)	0.5	0.3	0.01
Super Supplements Conversion Costs (4)	1.0	(0.8)	1.8	1.1	0.04
Product Write-off (5)	1.3	—	1.3	0.8	0.03
Canada Stores Closing Costs (6)	0.3	(0.6)	0.9	0.9	0.03

As Adjusted	$93.8	$75.3	$18.5	$11.1	$0.39

Three months ended December 27, 2014:
As Reported	$94.6	$74.9	$19.7	$11.6	$0.38
Integration Costs (3)	—	(0.5)	0.5	0.3	0.01
Contingent Consideration (7)	—	(1.0)	1.0	0.6	0.02

As Adjusted	$94.6	$73.5	$21.1	$12.5	$0.41

(1)	Management realignment charges primarily consist of severance, sign-on bonuses, recruiting and relocation costs.
(2)	The costs represent outside consultants fees in connection with the Company’s “reinvention strategy”.
(3)	Represents integration costs related to the acquisition of Nutri-Force, consisting primarily of professional fees.
(4)	Conversion costs primarily include inventory reserve charges, product markdowns and accelerated depreciation.
(5)	Represents a charge to inventory reserves for the write-off of USPlabs® products which the Company ceased selling.
(6)	Costs include inventory reserve charges, impairment charges to fixed assets and severance charges.
(7)	Represents SG&A cost component of earn-out related to the acquisition of Nutri-Force.

TABLE 5

VITAMIN SHOPPE, INC. AND SUBSIDIARY

SUPPLEMENTAL OPERATING DATA

(Unaudited)

Amounts in millions except per share data (Figures may not sum due to rounding)
	Gross Profit	SG&A	Operating Income	Net Income	Diluted EPS
Fiscal year ended December 26, 2015:
As Reported	$418.9	$329.9	$89.0	$53.2	$1.82
Management Realignment Charges (1)	—	(3.4)	3.4	2.1	0.07
Reinvention Costs (2)	—	(2.7)	2.7	1.7	0.06
Integration Costs (3)	—	(1.9)	1.9	1.2	0.04
Super Supplements Conversion Costs (4)	1.0	(0.8)	1.8	1.1	0.04
Accounts Receivable Bad Debts Reserve Charge (5)	—	(1.4)	1.4	0.8	0.03
Product Write-off (6)	1.3	—	1.3	0.8	0.03
Canada Stores Closing Costs (7)	0.3	(0.6)	0.9	0.9	0.03

As Adjusted	$421.4	$319.1	$102.3	$61.7	$2.11

Fiscal year ended December 27, 2014:
As Reported	$404.3	$301.6	$102.7	$61.2	$2.00
Acquisition and Integration Costs (8)	—	(4.8)	4.8	2.9	0.09
Inventory Valuation Step-up Charge (9)	4.5	—	4.5	2.7	0.09
Contingent Consideration (10)	—	(1.0)	1.0	0.6	0.02

As Adjusted	$408.8	$295.9	$112.9	$67.5	$2.20

(1)	Management realignment charges primarily consist of severance, sign-on bonuses, recruiting and relocation costs.
(2)	The costs represent outside consultants fees in connection with the Company’s “reinvention strategy”.
(3)	Represents integration costs related to the acquisition of Nutri-Force, consisting primarily of professional fees.
(4)	Conversion costs primarily include inventory reserve charges, product markdowns and accelerated depreciation.
(5)	Represents a charge to increase the allowance for doubtful accounts for Nutri-Force, related to one wholesale customer that abruptly ceased operations.
(6)	Represents a charge to inventory reserves for the write-off of USPlabs® products which the Company ceased selling.
(7)	Costs include inventory reserve charges, impairment charges to fixed assets and severance charges.
(8)	Represents acquisition and integration costs related to the acquisition of Nutri-Force and integration costs related to the acquisition of Super Supplements.
(9)	Represents charges related to the inventory valuation step up for inventory sold subsequent to the acquisition of Nutri-Force.
(10)	Represents SG&A cost component of earn-out related to the acquisition of Nutri-Force.